EXHIBIT 12

                             DECHERT PRICE & RHOADS
                          Ten Post Office Square, South
                           Boston, Massachusetts 02109
                                 (617) 728-7100
                            (617) 426-6567 (fax no.)


                                  July 21, 2000

Ivy Fund
in respect of
Ivy South America Fund
and
Ivy Developing Markets Fund
Via Mizner Financial Plaza
700 South Federal Highway
Boca Raton, FL 33432

Gentlemen:
         You have requested our opinion regarding certain federal income tax consequences to Ivy South America Fund ("Target"), a separate series of Ivy Fund (the "Trust"), to the holders of the shares of beneficial interest (the "shares") of Target (the "Target shareholders"), and to Ivy Developing Markets Fund ("Acquiring Fund"), also a separate series of the Trust, in connection with the proposed transfer of substantially all of the assets of Target to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund ("Acquiring Fund shares"), followed by the distribution of such Acquiring Fund shares received by Target in complete liquidation, all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated April 17, 2000 (the "Reorganization").

         For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the Form N-14, filed by the Trust on April 21, 2000, with the Securities and Exchange Commission, (3) the facts and representations contained in the letter dated July 21, 2000, addressed to us from the Trust on behalf of Target, (4) the facts and representations contained in the letter dated July 21, 2000, addressed to us from the Trust on behalf of Acquiring Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

         This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

         Based upon the foregoing, it is our opinion that:

     (1) The acquisition by Acquiring Fund of substantially all of the assets of Target in exchange solely for Acquiring Fund shares, followed by the distribution of such Acquiring Fund shares to the Target shareholders in exchange for their Target shares in complete liquidation of Target, will constitute a reorganization within the meaning of Section 368(a) of the Code. Acquiring Fund and Target will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized to Target upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund shares, or upon the distribution to the Target shareholders of the Acquiring Fund shares.

     (3) No gain or loss will be recognized by Acquiring Fund upon the receipt of Target's assets in exchange for Acquiring Fund shares.

     (4) The basis of the assets of Target in the hands of Acquiring Fund will be, in each instance, the same as the basis of those assets in the hands of Target immediately prior to the Reorganization exchange.

     (5) The holding period of Target's assets in the hands of Acquiring Fund will include the period during which the assets were held by Target.

     (6) No gain or loss will be recognized to the Target shareholders upon the receipt of Acquiring Fund shares solely in exchange for Target shares.

     (7) The basis of the Acquiring Fund shares received by the Target shareholders will be the same as the basis of the Target shares surrendered in exchange therefor.

     (8) The holding period of the Acquiring Fund shares received by the Target shareholders will include the holding period of the Target shares surrendered in exchange therefor, provided that such Target shares were held as capital assets in the hands of the Target shareholders upon the date of the exchange.

     We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 to be filed by the Trust with the Securities and Exchange Commission.

                                                      Very truly yours,


                                                      /s/DECHERT PRICE & RHOADS